EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-276044) of Graham Holdings Company of our report dated June 27, 2025 relating to the financial statements and supplemental schedules of The Savings Plan for Graham Holdings Company, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Miami, FL
June 27, 2025